First USA, Inc.
1601 Elm St.
Dallas TX 75201

                                                              [FIRST USA LOGO]
News Release

                                                        Contact: George McCane
                                                                (214) 849-3737

FOR IMMEDIATE RELEASE

         FIRST USA COMMENCES TENDER OFFER FOR 9.33% SERIES A CAPITAL
             SECURITIES AND 9.33% SERIES B CAPITAL SECURITIES OF
                          FIRST USA CAPITAL TRUST I

     NEW YORK, NY--(June 2, 1997)--First USA, Inc. (NYSE:FUS) announced today that it had commenced a tender offer for any and all of the 9.33% Series A Capital Securities issued and 9.33% Series B Capital Securities to be issued by First USA Capital Trust I, a Delaware business trust, and guaranteed by First USA, at $1,155 per $1,000 liquidation amount plus accumulated and unpaid distributions thereon up to, but not including, the settlement date at the annual rate of 9.33% of the liquidation amount of $1,000 per Capital Security. The tender offer and withdrawal rights will expire at 9:00 a.m. (EDT), on Monday, June 30, 1997, unless extended.

     All Capital Securities tendered in the tender offer and not withdrawn will be purchased upon the terms and subject to the conditions of the tender offer. Holders of Capital Securities who elect to tender their securities should follow the procedures for tendering described in the Offer to Purchase dated June 2, 1997, that will be sent to them.

                                    -more-

First USA, Inc.
Page 2

     First USA's pending offer to exchange up to $200 million aggregate liquidation amount of the Trust's 9.33% Series B Capital Securities, which have been registered under the Securities Act of 1933, as amended, for a like liquidation amount of the 9.33% Series A Capital Securities issued by the Trust in December 1996 will continue in effect. The exchange offer and withdrawal rights will expire at 9:00 a.m. (EDT), on June 19, 1997, unless extended.

     The tender offer is subject to completion of the previously announced merger of First USA and BANC ONE CORPORATION (NYSE:ONE), with BANC ONE continuing as the surviving corporation. Assuming satisfaction of the conditions to the merger, including receipt of necessary approvals from BANC ONE's and First USA's shareholders scheduled for late June 26 and June 27, respectively, the merger is expected to be completed on or before June 30. The tender offer is not subject to any minimum tender of Capital Securities.

     Merrill Lynch & Co. (888-654-8637-toll free) is the Dealer Manager for the tender offer. Georgeson & Company Inc. is the Information Agent
(800-233-2064-toll free).

    First USA is a financial services company specializing in the credit card business and is among the largest providers of Visa and MasterCard services in the nation. First USA had approximately 16.3 million credit cards issued and $23.2 billion in total loans outstanding at March 31, 1997. First USA participates in the payment processing business through its 57% interest in First USA Paymentech, Inc. (NYSE:PTI).

                                  ###